Exhibit 99.1

Purple Innovation Reports Record First Quarter 2021 Results

First Quarter Net Revenue Increased 52% to $186.4 Million

First Quarter Net Income was $20.9 Million

First Quarter Adjusted EBITDA Increased 115% to $22.8 Million

Raises 2021 Outlook

Lehi, Utah, May 17, 2021 – Purple Innovation, Inc. (NASDAQ: PRPL) (“Purple”), a comfort innovation company known for creating the “World’s First No Pressure ™ Mattress,” today announced results for the first quarter ended March 31, 2021.

First Quarter Financial Summary (Comparisons versus First Quarter 2020)1

•	Net revenue increased 52.3% to $186.4 million, compared to $122.4 million.

o	Direct-to-Consumer (DTC) revenue increased 54.8%; Wholesale revenue increased 47.6%.

•	Gross margin improved to 46.9% compared to 43.5%.

•	Operating expenses as a percent of net revenue were 37.9% compared to 37.3%.

•	Operating income increased 125.3% to $16.9 million compared to operating income of $7.5 million.

•	Net income was $20.9 million as compared to a net income of $28.0 million. Adjusted net income was $12.0 million, or $0.17 per diluted share as compared to $4.6 million, or $0.08 per diluted share.

•	EBITDA was $27.8 million compared to $30.8 million. Adjusted EBITDA increased 115.1% to $22.8 million compared to $10.6 million.

•	Cash and cash equivalents were $103.8 million at March 31, 2021.

“Our first quarter results meaningfully exceeded expectations and represent a great start to 2021,” said Joe Megibow, Chief Executive Officer. “We experienced strong demand early in the year, particularly in our digital channel, followed by a sharp acceleration in our wholesale business as the first quarter progressed. The product and marketing strategies we are executing, which showcase the premium nature of our brand and differentiated comfort technologies, continue to set Purple apart from the competition and fuel important market share gains. Importantly, our recent capacity expansion has us well positioned to take advantage of the strong wholesale momentum we are experiencing as brick-and-mortar traffic further approaches pre-pandemic levels and current consumer spending benefits from recent government stimulus.”

Megibow continued, “Looking ahead, our plans are firmly around providing customers with innovative comfort solutions through our omni-channel retail strategy. This includes upgrading our digital capabilities in order to better integrate our multiple product categories and enhance the online shopping experience, accelerating the rollout of Purple showrooms, and strengthening our wholesale relationships. We’ve built a great foundation and we are very excited to leverage the many strengths of our organization to capitalize on the tremendous opportunities that exist for our business.”

[1]	Reconciliations for non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the “RECONCILIATION OF GAAP TO NON-GAAP MEASURES” tables at the end of this press release.

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First Quarter 2021 Review

First quarter 2021 net revenue increased 52.3% to $186.4 million, compared to $122.4 million in the first quarter of 2020. The increase in net revenue was driven by strong growth for all product lines in both the direct-to-consumer and wholesale channels. For the first quarter of 2021, DTC revenue increased 54.8% and wholesale revenue increased 47.6%.

Gross margin for the first quarter 2021 improved to 46.9% compared to 43.5% in the year ago period. The 340-basis point increase in gross margin year-over-year was primarily attributable to the higher proportion of DTC channel revenue, which carries higher gross margins than the wholesale channel and fixed cost leverage on higher revenue. DTC revenues comprised approximately 67% of net revenue for the quarter, compared with approximately 66% in the same quarter last year.

Operating expenses were 37.9% of net revenue for the first quarter of 2021 compared to 37.3% in the year ago period. The increase in operating expenses as a percent of net revenue was driven primarily by additional administrative costs to support continued accelerated growth, partially offset by efficiencies in marketing and selling costs. For the first quarter 2021, marketing and sales expense as a percent of net revenue decreased to 29.2% compared with 30.0% last year due to leverage on higher net revenue and more efficient marketing spend, partially offset by additional marketing spend to increase brand awareness and the addition of company-owned showrooms.

Operating income increased 125.3% to $16.9 million for the first quarter 2021 compared to operating income of $7.5 million in the prior year period.

Net income was $20.9 million for the first quarter 2021 compared to a net income of $28.0 million in the year ago period. As previously disclosed, the Company recently determined that its outstanding warrants should be accounted for as liabilities and recorded at fair value on the date of the transaction and subsequently re-measured to fair value at each reporting date. For the three months ended March 31, 2021 and 2020, the Company recognized non-cash gains of $9.1 million and $21.6 million, respectively, associated with the change in fair value of warrant liabilities.

Adjusted net income, which excludes adjustments for certain non-cash items and other items the Company does not consider in the evaluation of ongoing operational performance, including gains associated with the change in fair value of warrant liabilities, was $12.0 million, or $0.17 per diluted share, compared to $4.6 million, or $0.08 per diluted share in the prior year period. Adjusted net income has also been adjusted to reflect an estimated effective income tax rate of 26.4% for the current year period and 25.4% for the comparable prior year period.

EBITDA for the first quarter 2021 was $27.8 million compared to $30.8 million in the first quarter 2020. Adjusted EBITDA, which excludes the adjustment for non-cash gain associated with the change in fair value of warrant liabilities, Tax Receivable Agreement expense, new production facility start-up costs, non-cash stock-based compensation, legal fees, executive search costs, severance, showroom opening costs, product reserve and COVID-19 related expenses, was $22.8 million, an increase of 115% compared to Adjusted EBITDA of $10.6 million in the prior year period.

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Balance Sheet

As of March 31, 2021, the Company had cash and cash equivalents of $103.8 million compared to $123.0 million as of December 31, 2020. The decrease was driven by capital expenditures of $12.3 million primarily related to manufacturing capacity expansion and showroom expansion and cash used in operations of $9.4 million due mainly to an increase in accounts receivable and a reduction in accounts payable. Inventories as of March 31, 2021 totaled $63.3 million compared with $65.7 million as of December 31, 2020.

2021 Outlook

Based on first quarter results, the Company is raising its 2021 outlook. It now expects full year 2021 net revenue to be between $860 million and $900 million, up from its previous range of $840 million to $880 million. The new range represents an increase of 33% to 39% over 2020 results. Considering the first quarter results and recent trends indicating an even greater channel mix shift toward wholesale in the second quarter, adjusted EBITDA is now expected to be between $95 million and $105 million, up from its previous range of $90 million to $100 million.

The Company continues to expect capital expenditures for 2021 to be in the range of $45 to $50 million consisting primarily of approximately $20 million for the continued buildout of the Georgia manufacturing facility and $19 million related to the acceleration of showroom expansion, as well as expansion of wholesale displays and additional equipment for production and innovation facilities in Utah.

For the second quarter of 2021, the Company expects net revenue to be between $200 million to $210 million and adjusted EBITDA between $21 million and $25 million.

Conference Call and Webcast Information

Purple Innovation, Inc. will host a live conference call to discuss financial results today, May 17, 2021 at 8:30 a.m. Eastern Time. To access the call dial (877) 425-9470 (domestic) or (201) 389-0878 (international) and provide the Conference ID: 13719816. The call is also being webcast and can be accessed on the investor relations section of the Company’s website, investors.purple.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company’s website for 30 days.

About Purple

Purple is a digitally-native vertical brand with a mission to help people feel and live better through innovative comfort solutions. We design and manufacture a variety of innovative, premium, branded comfort products, including mattresses, pillows, cushions, frames, sheets and more. Our products are the result of over 30 years of innovation and investment in proprietary and patented comfort technologies and the development of our own manufacturing processes. Our proprietary gel technology, Hyper-Elastic Polymer®, underpins many of our comfort products and provides a range of benefits that differentiate our offerings from other competitors’ products. We market and sell our products through our direct-to-consumer online channels, traditional retail partners, third-party online retailers and our owned retail showrooms. For more information on Purple, visit purple.com.

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Forward Looking Statements

Certain statements made in this release that are not historical facts are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Such forward-looking statements include but are not limited to statements relating to our expected continuing expansion of market share from investment in capacity, innovation and showrooms; expected future growth of revenue and earnings and anticipated growth rates; changes to our digital capabilities and related impacts on our business; demand for our products; expectations regarding consumer behavior; our ability to expand our wholesale operations; expectations regarding channel mix; the impact of our new manufacturing facility and related capacity expansion on our business; and expected financial and operating results for the second quarter and full year 2021. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Factors that could influence the realization of forward-looking statements include, among others: uncertainties regarding the extent and duration of the impact of the COVID-19 pandemic on many aspects of our business, operations and financial performance; disruptions to our manufacturing processes; changes in economic, financial and end-market conditions in the markets in which we operate; fluctuations in raw material prices; the financial condition of our customers and suppliers; competitive pressures, including the need for technology improvement, successful new product development and introduction; and the risk factors outlined in the “Risk Factors” section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 11, 2021, as amended by our Annual Report on Form 10-K/A filed with the SEC on May 10, 2021. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

EBITDA, adjusted EBITDA, adjusted net income, and adjusted net income per diluted share are non-GAAP financial measures that remove the impact of certain non-cash and non-recurring costs. Management believes that the use of such non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. Refer to the attached table for the reconciliation of such non-GAAP financial measures to the most comparable GAAP financial measure.

With respect to the Company’s Adjusted EBITDA outlook for the second quarter and full year 2021, a quantitative reconciliation to the corresponding GAAP information cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted, including but not limited to warrant liabilities and stock based compensation. For the same reasons, the Company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results.

Investor Contact:

Brendon Frey, ICR

brendon.frey@icrinc.com

203-682-8200

Purple Innovation, Inc.
Misty Bond
Director of Purple Communications
misty.b@purple.com

385-498-1851

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PURPLE INNOVATION, INC.

Consolidated Balance Sheets

(In thousands, except par value)

(unaudited)

	March 31, 2021	December 31, 2020

Assets
Current assets:
Cash and cash equivalents	$103,815	$122,955
Accounts receivable, net	41,618	29,111
Inventories, net	63,282	65,726
Prepaid inventory	1,337	826
Other current assets	7,772	10,453
Total current assets	217,824	229,071
Property and equipment, net	73,831	61,486
Operating lease right-of-use assets	52,972	41,408
Intangible assets, net	10,251	9,945
Deferred income taxes	210,380	211,244
Other long-term assets	1,510	1,578
Total assets	$566,768	$554,732

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$60,269	$69,594
Accrued sales returns	8,280	8,428
Accrued compensation	9,774	14,209
Customer prepayments	7,901	6,253
Accrued sales tax	3,930	6,015
Accrued rebates and allowances	5,564	10,891
Operating lease obligations – current portion	3,632	3,235
Other current liabilities	15,318	13,583
Total current liabilities	114,668	132,208
Debt, net of current portion	40,906	41,410
Operating lease obligations, net of current portion	60,948	48,936
Warrant liabilities	19,415	92,708
Tax receivable agreement liability, net of current portion	166,029	165,426
Other long-term liabilities, net of current portion	7,261	6,503
Total liabilities	409,227	487,191
Commitments and contingencies (Note 13)
Stockholders’ equity:
Class A common stock; $0.0001 par value, 210,000 shares authorized; 66,303 issued and outstanding at March 31, 2021 and 63,914 issued and outstanding at December 31, 2020	7	6
Class B common stock; $0.0001 par value, 90,000 shares authorized; 448 issued and outstanding at March 31, 2021 and 536 issued and outstanding at December 31, 2020	—	—
Additional paid-in capital	401,842	333,047
Accumulated deficit	(245,032)	(265,856)
Total stockholders’ equity	156,817	67,197
Noncontrolling interest	724	344
Total stockholders’ equity	157,541	67,541
Total liabilities and stockholders’ equity	$566,768	$554,732

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PURPLE INNOVATION, INC.

Consolidated Statements of Income

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2021	2020

Revenues, net	$186,429	$122,375
Cost of revenues	98,905	69,193
Gross profit	87,524	53,182
Operating expenses:
Marketing and sales	54,368	36,684
General and administrative	14,526	7,548
Research and development	1,723	1,445
Total operating expenses	70,617	45,677
Operating income	16,907	7,505
Other income (expense):
Interest expense	(570)	(1,389)
Other income (expense), net	(68)	90
Tax receivable agreement income (expense)	174	(122)
Change in fair value – warrant liabilities	9,147	21,633
Total other income, net	8,683	20,212
Net income before income taxes	25,590	27,717
Income tax benefit (expense)	(4,651)	284
Net income	20,939	28,001
Net income attributable to noncontrolling interest	115	11,166
Net income attributable to Purple Innovation, Inc.	$20,824	$16,835

Net income per share:
Basic	$0.32	$0.74
Diluted	$0.17	$0.43
Weighted average common shares outstanding:
Basic	64,592	22,675
Diluted	68,372	25,327

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PURPLE INNOVATION, INC.

 Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net income	$20,939	$28,001
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	1,549	1,778
Non-cash interest	129	1,375
Change in fair value – warrant liabilities	(9,147)	(21,633)
Tax receivable agreement (income) expense	(174)	122
Stock-based compensation	479	250
Non-cash lease expense	953	682
Deferred income taxes	1,835	—
Changes in operating assets and liabilities:
Accounts receivable	(12,507)	5,422
Inventories	2,444	5,516
Prepaid inventory and other assets	2,109	(2,399)
Accounts payable	(10,408)	(13,217)
Accrued sales returns	(148)	(534)
Accrued compensation	(4,435)	(801)
Customer prepayments	1,648	(2,720)
Accrued rebates and allowances	(5,327)	(2,172)
Operating lease obligations	(809)	(423)
Other accrued liabilities	1,479	489
Net cash used in operating activities	(9,391)	(264)

Cash flows from investing activities:
Purchase of property and equipment	(12,285)	(4,520)
Investment in intangible assets	(69)	(2,328)
Net cash used in investing activities	(12,354)	(6,848)

Cash flows from financing activities:
Payments on term loan	(563)	—
Proceeds from InnoHold indemnification payment	4,142	—
Tax receivable agreement payment	(628)	—
Distributions to members	(545)	—
Proceeds from exercise of warrants	116	12
Proceeds from exercise of stock options	83	—
Net cash provided by financing activities	2,605	12

Net decrease in cash	(19,140)	(7,100)
Cash and cash equivalents, beginning of the year	122,955	33,478
Cash and cash equivalents, end of the period	$103,815	$26,378

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$430	$14
Cash paid during the year for income taxes	$519	$63

Supplemental schedule of non-cash investing and financing activities:
Property and equipment included in accounts payable	$4,168	$883
Non-cash leasehold improvements	$701	$615
Accrued distributions	$99	$196
Tax receivable agreement liability	$777	$221
Deferred income taxes	$971	$—
Exercise of liability warrants	$64,146	$5

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PURPLE INNOVATION, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands)

(unaudited)

Management believes that the use of the following non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. These non-GAAP financial measures are EBITDA, adjusted EBITDA, adjusted net income, and adjusted net income per diluted share. Other companies may calculate these non-GAAP measures differently than we do. These non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for our financial results prepared in accordance with GAAP.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP EBITDA and Adjusted EBITDA

A reconciliation of GAAP net income (loss) to the non-GAAP measures of EBITDA and adjusted EBITDA is provided below. EBITDA represents net income (loss) before interest expense, net other income and depreciation and amortization. Adjusted EBITDA represents EBITDA excluding certain non-cash and non-recurring costs incurred.

	Three Months Ended March 31,
	2021	2020

GAAP net income	$20,939	28,001
Interest expense	570	1,389
Income tax (benefit) expense	4,651	(284)
Other (income) expense, net	68	(90)
Depreciation and amortization	1,549	1,778
EBITDA	27,777	30,794
Adjustments:
Warrant liability	(9,147)	(21,633)
Stock-based compensation expense	479	250
Product reserve	—	808
Tax Receivable Agreement expense	(174)	122
Legal fees	1,112	231
Executive search costs	360	—
Severance costs	193	43
Showroom opening costs	80	—
New production facility start-up costs	2,062	—
COVID-19 related expenses	38	—
Adjusted EBITDA	$22,780	$10,615

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Reconciliation of GAAP Net Income to non-GAAP Adjusted Net Income and Adjusted Net Income per Diluted Share

Our presentation of adjusted net income assumes that all net income is attributable to Purple Innovation, Inc. (i.e. there is no allocation of net income or loss to noncontrolling interests), which assumes the full exchange at the beginning of the period of all outstanding Paired Securities for shares of Class A common stock of Purple Innovation, Inc., adjusted for certain nonrecurring items that we do not believe directly reflect our core operations. Adjusted net income per share, diluted, is calculated by dividing adjusted net income by the total shares of Class A common stock outstanding plus any dilutive warrants, options and restricted stock as calculated in accordance with GAAP and assuming the full exchange of all outstanding Paired Securities as of the beginning of each period presented. Adjusted net income and adjusted net income per diluted share, are supplemental measures of operating performance that do not represent, and should not be considered, alternatives to net income and earnings per share, as calculated in accordance with GAAP. We believe adjusted net income and adjusted net income per diluted share, supplement GAAP measures and enable us to more effectively evaluate our performance period-over-period. A reconciliation of net income (loss), the most directly comparable GAAP measure, to adjusted net income and the computation of adjusted net income per diluted share, are set forth below:

(in thousands, except per share amounts)	Three Months Ended March 31,
	2021	2020
Net income	$20,939	$28,001
Income tax (benefit) expense, as reported	4,651	(284)
Tax receivable agreement (benefit) expense	(174)	122
Change in fair value – warrant liabilities	(9,147)	(21,633)
Adjusted net income before income taxes	16,269	6,206
Adjusted income taxes(1)	(4,295)	(1,576)
Adjusted net income	$11,974	$4,630

Adjusted net income per share, diluted	$0.17	$0.08

Adjusted weighted-average shares outstanding, diluted(2)	68,642	58,269

(1)	Represents the estimated effective tax rate of 26.4% and 25.4% for the three months ended March 31, 2021 and 2020, respectively, applied to adjusted net income before income taxes. The estimated effective tax rates are what the Company would be subject to and consist of the combined federal statutory tax rate and the Company’s blended state tax rates.

(2)	Assumes dilutive warrants, options and restricted stock calculated in accordance with GAAP and the full exchange of all outstanding Paired Securities for shares of Class A common stock as of the beginning of the period.

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A reconciliation of net income (loss) per share, diluted, to adjusted net income per diluted share is set forth below for the three months and year ended December 31, 2020 and 2019:

	For the Three Months Ended
	March 31, 2021			March 31, 2020
	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted
Net income attributable to Purple Innovation Inc.(1)	$20,824	68,372	$0.17	$16,835	25,327	$0.43
Assumed exchange of shares(2)	115	470		11,166	30,329
Net income (loss)	20,939			28,001
Adjustments to arrive at adjusted income before taxes(3)	(4,670)			(21,795)	2,613
Adjusted income before taxes	16,269			6,206
Adjusted income taxes(4)	(4,295)			(1,576)
Adjusted net income	$11,974	68,842	$0.17	$4,630	58,269	$0.08

(1)	Represents net income attributable to Purple Innovation, Inc. and the associated weighted average diluted shares, of Class A common stock outstanding. Net income per share, diluted includes the effect of an adjustment to net income attributable to Purple Innovation, Inc. to consider the dilutive impact of the change in fair value of warrant liabilities.

(2)	Assumes the full exchange of all outstanding Paired Securities for shares of Class A common stock as of the beginning of the period. Also assumes the addition of net income attributable to noncontrolling interests corresponding with the assumed exchange of the Paired Securities for shares of Class A common stock.

(3)	Represents the total impact of all adjustments identified in the adjusted net income table above to arrive at adjusted income before income taxes. Also assumes the dilutive warrants, options and restricted stock as calculated in accordance with GAAP.

(4)	Represents the estimated effective tax rate of 26.4% and 25.4% for the three months and year ended December 31, 2020 and 2019, respectively, applied to adjusted net income before income taxes. The estimated effective tax rates are what the Company would be subject to and consist of the combined federal statutory tax rate and the Company’s blended state tax rates.

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